                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported) February 14, 2000

                            SOUTHBANC SHARES, INC.
                            ----------------------
            (Exact name of registrant as specified in its charter)


         Delaware                          0-23751              58-2361245
         --------                          -------              ----------
(State or other Jurisdiction of          (Commission            (IRS Employer
incorporation or organization)           File Number)        Identification No.)

              907 N. Main Street, Anderson, South Carolina  29621
              ---------------------------------------------------
                   (Address of principal executive offices)

                                (864) 225-0241
                                ---------------
             (Registrant's telephone number, including area code)

                                Not Applicable
                                --------------
         (Former name or former address, if changed since last report)

ITEM 5.  Other Events.
         -------------

     On February 14, 2000, SouthBanc Shares, Inc. ("SouthBanc") and Heritage Bancorp, Inc. ("Heritage"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Heritage will merge with and into SouthBanc. As a result of the merger, Heritage Federal Bank will become a wholly owned subsidiary of SouthBanc. The Merger Agreement is filed as Exhibit
2.1 hereto and is incorporated herein by reference.

     Pursuant to the terms of the Merger Agreement, each share of Heritage common stock, $0.01 par value per share, issued and outstanding at the effective time of the merger, will become and be converted into the right to receive, at the election of the holder, either shares of SouthBanc common stock, par value $.01 per share, or $17.65 in cash. The elections of Heritage shareholders will be subject to the requirement that 50% of Heritage shares be exchanged for cash and 50% be exchanged for SouthBanc common stock. The number of shares of SouthBanc common stock into which each Heritage share will be exchanged will be based on the price of SouthBanc common stock over a measurement period prior to the closing, as follows: if the average closing price of SouthBanc common stock during the measurement period is $15.92 or less, the exchange ratio will be 1.109; if the average price of SouthBanc common stock is between $15.92 and $20.60, the exchange ratio will be $17.65 divided by average closing price; if the average price of SouthBanc common stock is $20.60 or more and less than $23.41, the exchange ratio will be 0.857; and if the average price of SouthBanc common stock is more than $23.41, the exchange ratio will be $20.06 divided by average closing price.

     If the average closing price of SouthBanc common stock during the measurement period is less than $14.05, Heritage may elect to terminate the agreement unless SouthBanc elects to increase the exchange ratio. In that case, the exchange ratio will equal $15.57 divided by the average closing price of SouthBanc common stock.

     The merger will be structured as a tax-free reorganization and will be accounted under the purchase method of accounting. Consummation of the merger is subject to various conditions, including the approval of the shareholders of SouthBanc and Heritage and the receipt of all requisite regulatory approvals.

     In connection with the Merger Agreement, SouthBanc granted to Heritage a stock option pursuant to a Stock Option Agreement, dated as of February 14, 1999, which, under certain defined circumstances, would enable Heritage to purchase up to 19.9% of SouthBanc's issued and outstanding shares of common stock at a price of $17.50 per share. The Stock Option Agreement provides that the total profit receivable thereunder may not exceed $2.0 million plus reasonable out-of-pocket expenses. A copy of the Stock Option Agreement is attached hereto as Exhibit 4.1. In addition, Heritage granted to SouthBanc an identical option to acquire up to 19.9% of Heritage's common stock at a price of $13.25 per share. A copy of the Stock Option Agreement is attached hereto as
Exhibit 10.1.

     Following consummation of the merger, the Board of Directors of SouthBanc will have eight members and will be composed of five members of SouthBanc's current Board of Directors and three members of Heritage's current Board of Directors.

     The summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of such documents filed as an exhibit herewith and incorporated herein by reference.


ITEM 7.  Financial Statements and Other Exhibits.
         ---------------------------------------

Exhibit 2.1 Agreement and Plan of Merger, dated as of February 14, 2000, by and between SouthBanc Shares, Inc. and Heritage Bancorp, Inc.

Exhibit 4.1 Stock Option Agreement dated as of February 14, 2000 by and between SouthBanc Shares, Inc. and Heritage Bancorp, Inc.

Exhibit 10.1 Stock Option Agreement dated February 14, 2000 by and between Heritage Bancorp, Inc. and SouthBanc Shares, Inc.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     SouthBanc Shares, Inc.



Dated:   February 18, 2000           By:    /s/ Robert W. Orr
                                         -------------------------------------
                                         Robert W. Orr
                                         President and Chief Executive Officer